INDEMNIFICATION AGREEMENT

         This Indemnification Agreement (the "Agreement") is made as of the date set forth on the signature page by and between American Express Financial Corporation, a Minnesota corporation ("AEFC"), and Mary K. Stern and William T. Brown, each an independent trustee (collectively, "Independent Trustees," as defined herein) of the Advisory Hedged Opportunity Fund, a Delaware statutory trust (the "Fund").

         WHEREAS, Ms. Stern and Mr. Brown are Independent Trustees (as defined herein) of the Fund, and AEFC wishes the Independent Trustees to continue to serve in that capacity; and

         WHEREAS, the Declaration of Trust and Bylaws of the Fund and applicable laws permit the Independent Trustees to be indemnified for their service as Trustees to the fullest extent permitted by law;

         WHEREAS, AEFC wishes to provide the Independent Trustees with indemnification: (a) under certain circumstances described herein, as reimbursement for the indemnification that the Fund is otherwise obligated to provide under the Fund's Declaration of Trust and Bylaws, and (b) in the event that the Fund is unable to make indemnification payments due to insufficient assets;

         NOW, THEREFORE, in consideration of the foregoing recitals and the mutual agreements set forth herein, the parties hereby agree as set forth below.

         1. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

         (a) "Board" means the board of trustees of the Fund.

         (b) "Claim" means (a) any complaint, claim, or other form of commencement of a legal proceeding brought in any forum (including an arbitration) where monetary or injunctive relief can be awarded; or (b) any investigation, request for information, subpoena, or other proceeding by any regulatory, governmental, or self-regulatory organization.

         (c) "Disabling Conduct" shall be as defined in Section 2 below.

         (d) "Expenses" shall mean attorneys' fees, costs, judgments, amounts paid in settlement, fines, penalties and all other liabilities whatsoever.

         (e) "Final decision" or "final judgment" shall mean a final adjudication by court order or judgment of the court or other body before which a matter is pending.

         (f) "Independent counsel" shall mean a law firm, or a member of a law firm, that is experienced in matters of investment company law and neither at the time of designation

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         is, nor in the five years  immediately  preceding such designation was, retained  to  represent  (A) the  Fund  or the  Trustee  in any  matter material  to either,  or (B) any other party to the  Proceeding  giving
         rise  to  a  claim  for  indemnification  or  advancements   hereunder.
         Notwithstanding the foregoing, however, the term "Independent Counsel" shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Fund or the Trustee in an action to determine the Trustee's rights pursuant to this Agreement, regardless of when the Trustee's act or failure to act occurred.

         (g) "Independent Trustee" shall mean Mary K. Stern and/or William T. Brown, each a Trustee of the Fund who is neither an "interested person" of the Fund as defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended, nor a party to the Proceeding with respect to which indemnification or advances are sought.

         (h) The term "Proceeding" shall include without limitation any threatened, pending or completed claim, action, suit, or proceeding, whether civil, criminal, administrative, or investigative.

         2. Indemnification.

         AEFC shall pay and/or indemnify and hold harmless the Independent Trustees under the following circumstances:

         (a) Spin-Off Related Claims. If the Independent Trustees of the Fund shall determine that any Claim against the Independent Trustee(s) arises from, is based in substantial part upon, is attributable to, or is a consequence of, the actual or alleged action(s), omission(s), misrepresentation(s), or failure(s) to act by AEFC (including its parent, subsidiaries, or affiliated corporations) in connection with the spin-off of AEFC from its parent company, American Express Company ("Spin-Off Related Claims"), AEFC shall pay, on behalf of the Fund, all Expenses the Fund would otherwise incur by way of the indemnification of Expenses of one or more Independent Trustees pursuant to the terms of the Fund's Declaration of Trust and/or Bylaws, for the defense of any such Claim, subject to the conditions set forth in subparagraphs (c) through (e) below.

         (b) Inability of the Fund to Make Indemnification Payments. In the event that the Fund, for any reason, does not have sufficient assets to make indemnification payments, AEFC shall indemnify the Independent Trustees, pursuant to the terms of the Fund's Declaration of Trust and Bylaws for all Expenses arising from the defense of any and all Claims of any kind brought against the Independent Trustees to the full extent required by the Fund's Declaration of Trust and Bylaws, subject to the conditions set forth in subparagraphs (c) through (e) below.

         (c) Disabling Conduct. The Independent Trustee shall be indemnified pursuant to this Section 2 against any Expenses unless such Expenses arose by reason of the Trustee's willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the
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conduct of his or her office as defined in Section 17(h) of the Investment
Company Act of 1940, as amended ("Disabling Conduct").

         (d) Conditions to Indemnification. The Independent Trustee shall be indemnified pursuant to this Section 2 if either:

                  (1) the court or other body before which the Proceeding relating to the Independent Trustee's liability is brought shall have rendered a final decision on the merits and such decision did not include a finding the Independent Trustee had engaged in Disabling Conduct;

                  (2) the Proceeding against the Independent Trustee shall have been dismissed; or

                  (3) in the absence of such a final decision, dismissal or withdrawal, a determination shall have been made that the Independent Trustee has not engaged in Disabling Conduct, based upon a review of the available facts, by Independent Counsel in a written opinion.

         (e) Other Limit on Indemnification. Pursuant to the Fund's Declaration of Trust, no indemnification shall be provided to an Independent Trustee who has been adjudicated by a court or body before which the Proceeding was brought not to have acted in good faith in the reasonable belief that his or her action was in the best interests of the Fund.

         3. Advancement of Expenses. AEFC shall promptly advance funds to the Independent Trustee to cover any and all Expenses the Independent Trustee incurs with respect to any Proceeding arising out of or in connection with any Spin-Off Related Claim, to the fullest extent permitted by law subject to the provisions of subparagraphs (a) and (b) below. In addition, if the Fund is unable to make indemnification payments (as provided under subparagraph 2(b)), AEFC shall promptly advance funds to the Independent Trustee for all Expenses arising from the defense of any and all Claims of any kind brought against the Independent Trustees to the full extent required by the Fund's Declaration of Trust and Bylaws, subject to the conditions set forth in subparagraphs (a) through (b) below.

         (a) Affirmation of Conduct and Undertaking. A request by the Independent Trustee for advancement of funds pursuant to this Section 3 shall be accompanied by the Independent Trustee's (i) written affirmation of his or her good faith belief that he or she met the standard of conduct necessary for indemnification, and (ii) written undertaking to repay such advancements upon the occurrence of any of the events barring indemnification set forth in subparagraphs 2(c) through (e)

         (b) Conditions to Advancement. Funds shall be advanced to the Independent Trustee pursuant to this Section 3 if a determination is made by Independent Counsel in a written opinion, based on a review of the readily available facts then known (as opposed to a full trial-
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type inquiry), that there is reason to believe that the Independent Trustee ultimately will be found to be entitled to indemnification pursuant to Section
2. In any such determination by Independent Counsel pursuant to this subparagraph, any Independent Trustee shall be afforded a rebuttable presumption that the Independent Trustee did not engage in Disabling Conduct.

         4. Procedure for Determination of Entitlement to Indemnification and Advancements. A request by the Independent Trustee for indemnification or advancement of Expenses shall be made in writing, and shall be accompanied by such relevant documentation and information as is reasonably available to the Independent Trustee. The Secretary of the Fund shall promptly advise the Board and AEFC of such request.

         (a) Methods of Determination. Upon the Independent Trustee's request for indemnification or advancement of Expenses, provided such request is made with respect to Expenses related to a claim for which has the court or other body with jurisdiction over the Claim has not yet rendered a final decision on the merits, AEFC may request a determination with respect to the Independent Trustee's entitlement thereto be made by Independent Counsel. The Independent Trustee shall cooperate with the person or persons making such determination, including without limitation providing to such persons upon reasonable advance request any documentation or information that is not privileged or otherwise protected from disclosure and is reasonably available to the Independent Trustee and reasonably necessary to such determination. Any Expenses incurred by the Independent Trustee in so cooperating shall be borne by AEFC, irrespective of the determination as to the Independent Trustee's entitlement to indemnification or advancement of Expenses.

         (b) Independent Counsel. In connection with the determination of entitlement to indemnification or advancement of Expenses by Independent Counsel, such Independent Counsel shall be selected by the Board, and the Fund shall give written notice to the Independent Trustee advising the Independent Trustee of the identity of the Independent Counsel selected.

                  AEFC shall pay all reasonable fees and Expenses charged or incurred by Independent Counsel in connection with his or her determinations pursuant to this Agreement, and shall pay all reasonable fees and Expenses incident to the procedures described in this paragraph, regardless of the manner in which such Independent Counsel was selected or appointed.

         (c) Failure to Make Timely Determination. If the person or persons empowered or selected under subparagraphs (a) or (b) to determine whether the Independent Trustee is entitled to indemnification or advancement of Expenses shall not have made such determination within thirty days after receipt by the Fund and AEFC of the request therefor, the requisite determination of entitlement to indemnification or advancement of Expenses shall be deemed to have been made, and the Independent Trustee shall be entitled to such indemnification or advancement, absent (i) an intentional misstatement by the Independent Trustee of a material fact, or an intentional omission of a material fact necessary to make the Independent Trustee's statement not materially misleading, in connection with the request for indemnification or
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                                                                          Page 5

advancement of Expenses, or (ii) a prohibition of such indemnification or advancements under applicable law; provided, however, that such period may be extended for a reasonable period of time, not to exceed an additional thirty days, if the person or persons making the determination in good faith require such additional time to obtain or evaluate documentation or information relating thereto.

         (d) Payment Upon Determination of Entitlement. If a determination is made pursuant to Sections 2, 3, and 4 (a) through (c) above that the Independent Trustee is entitled to indemnification or advancement of Expenses, payment of any indemnification amounts or advancements owing to the Independent Trustee shall be made by AEFC within ten business days after such determination (and, in the case of advancements of further Expenses, within ten business days after submission of supporting information).

         (e) Arbitration Upon Determination of Non-Entitlement. If a determination is made that the Independent Trustee is not entitled to indemnification or advancement of Expenses pursuant to Sections 2 through 4(c) above, the Independent Trustee shall be entitled to an adjudication of the Independent Trustee's entitlement to such indemnification or advancement by a single arbitrator appointed by the American Arbitration Association in an arbitration conducted pursuant to that Association's then-existing commercial arbitration rules. The Independent Trustee shall commence such arbitration seeking an adjudication within one year following the date on which receives the determination denying indemnification or advancement. In any such proceeding, the Independent Trustee and AEFC shall be bound by the determination of the arbitrator, subject to rights of appeal to a court of competent jurisdiction to review such an arbitration award and to vacate such an award only on one or more of the bases set forth in Sections 10 and 11 of the Federal Arbitration Act, 9 U.S.C. Sections 10 and 11. AEFC shall advance the costs of such an arbitration to the American Arbitration Association but the arbitrator shall, as part of the award, make a final award of such costs (including arbitrator's fees) to the prevailing party in the arbitration.

         Section 5.  General Provisions.

         (a) No Indemnification if Otherwise Reimbursed. AEFC shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder if and to the extent that the Independent Trustee has otherwise received such payment under any insurance policy, contract, agreement or otherwise.

         (b) Continuation of Provisions. This Agreement shall be binding upon and inure to the benefit of all successors of AEFC, including without limitation any transferee of all or substantially all assets of AEFC and any successor by merger, consolidation, reorganization, transfer or operation of law, and shall inure to the benefit of the Independent Trustee's spouse, heirs, assigns, devisees, executors, administrators and legal representatives. No amendment of the Declaration of Trust or Bylaws of the Fund shall limit or eliminate the right of the Independent Trustee to indemnification and advancement of expenses set forth in this
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Agreement. Moreover, unless contrary to applicable law, the procedures set forth in Paragraphs 3 through 5 of this Agreement shall be the exclusive means by which the parties' rights and obligations with regard to indemnification and advancement of expenses shall be determined, regardless of whether those rights and obligations arise by operation of law, Declaration of Trust, Bylaws or this Agreement.

         (c) Selection of Counsel. The Independent Trustee agrees to choose Counsel to represent him/her in any Proceeding for which indemnification is claimed in a manner designed to minimize Expenses, consistent with the goal of vigorously defending the Independent Trustee. In that regard, the Independent Trustee shall seek joint representation by Counsel with other Trustee defendants in any such Proceeding to the extent such Independent Trustees' interests may be jointly represented by Counsel consistent with the applicable canons of ethics regarding conflicts of interest. Moreover, where the Fund and the Independent Trustee are both defendants in a Proceeding, the Independent Trustee and Fund shall agree to be jointly represented by Counsel to the extent consistent with the applicable canons of ethics regarding conflicts of interest. Notwithstanding the foregoing, an Independent Trustee can retain counsel provided the fees, costs and expenses associated with such retention are borne by the Independent Trustee.

         (d) Subrogation. In the event of any payment by AEFC pursuant to this Agreement, AEFC shall be subrogated to the extent of such payment to all of the rights of recovery (other than the right of indemnification from the Fund itself) of the Independent Trustee, who shall, upon reasonable written request by AEFC and at AEFC's expense, execute all such documents and take all such reasonable actions as are necessary to enable AEFC to enforce such rights. Nothing in this Agreement shall be deemed to diminish or otherwise restrict the right of AEFC, the Fund or the Independent Trustee to proceed or collect against any insurers and to give such insurers any rights against AEFC under or with respect to this Agreement, including without limitation any right to be subrogated to the Independent Trustee's rights hereunder, unless otherwise expressly agreed to by AEFC in writing, and the obligation of such insurers to the Fund and the Independent Trustee shall not be deemed to be reduced or impaired in any respect by virtue of the provisions of this Agreement.

         (e) Notice of Proceedings. The Independent Trustee shall promptly notify the Fund and AEFC in writing upon being served with any summons, citation, subpoena, complaint, indictment, information or other document commencing any Proceeding which may be subject to indemnification or advancement of expense pursuant to this Agreement, but no delay in providing such notice shall in any way limit or affect the Independent Trustee's rights or AEFC's obligations under this Agreement. Thereafter, the Independent Trustee, and/or his Counsel, shall work with the representative(s) of the Fund and AEFC to keep the Fund and AEFC informed of the status of the Proceeding and the positions taken by the parties to the Proceeding as the matter progresses.

         (f) Notices. All notices, requests, demands and other communications to a party pursuant to this Agreement shall be in writing, addressed to such party (and/or designated representative) at the address(es) specified on the signature page of this Agreement (or such
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other address as may have been furnished by such party by notice in accordance with this paragraph), and shall be deemed to have been duly given when delivered personally (with a written receipt signed by the addressee or his/her representative) or two days after being sent (1) by certified or registered mail, postage prepaid, return receipt requested, or (2) by nationally recognized overnight courier service.

         (g) Severability. If any provision of this Agreement shall be held to be invalid, illegal, or unenforceable, in whole or in part, for any reason whatsoever, (1) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any Section of this Agreement containing any provision that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby, and (2) to the fullest extent possible, the remaining provisions of this Agreement shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

         (h) Modification and Waiver. This Agreement supersedes any existing or prior agreement between AEFC and the Independent Trustee pertaining to the subject matter of indemnification, advancement of expenses and insurance and any such prior written or oral agreement shall be of no further force or effect. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both parties or their respective successors or legal representatives. Any waiver by either party of any breach by the other party of any provision contained in this Agreement to be performed by the other party must be in writing and signed by the waiving party or such party's successor or legal representative, and no such waiver shall be deemed a waiver of similar or other provisions at the same or any prior or subsequent time.

         (i) Headings. The headings of the Sections of this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

         (j) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, and all of which when taken together shall constitute one document.

         (k) Applicable Law. This Agreement shall be governed by and construed and enforce in accordance with the laws of the state of Delaware without reference to principles of conflict of laws of the State of Delaware.
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         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth below.

Dated:  June 15, 2005

                                          AMERICAN EXPRESS FINANCIAL CORPORATION
                                          --------------------------------------
                                          a Minnesota corporation



                                          By:    /s/ Paula Meyer
                                                 ------------------
                                              Name:  Paula Meyer
                                              Title: Senior Vice President
                                          Address for notices:
                                              50239 AXP Financial Center
                                              Minneapolis, MN 55474

                                          INDEPENDENT TRUSTEES:



                                          /s/ Mary K. Stern
                                          -----------------------------
                                              Mary K. Stern
                                          Address for notices:
                                              1727 Humbolt Avenue South
                                              Minneapolis, MN 55403



                                          /s/ William T. Brown
                                          -----------------------------
                                              William T. Brown
                                          Address for notices:
                                              7825 Washington Avenue, Suite 500
                                              Bloomington, MN 55439